EXHIBIT 99.1

For Immediate Release

Media Contact:
Ed King
213-745-2000 Ext. 114
eking@cashtech.com

CASH TECH RECEIVES DELISTING NOTICE; INTENDS TO MOVE TO THE OTC BULLETIN BOARD

LOS ANGELES – March 4, 2009 – Cash Technologies, Inc. (NYSE Alternext US:TQ) (the “Company”) announced today that on February 25, 2009 it received a letter from NYSE Alternext US (the “Exchange”) notifying the Company that the Exchange intends to file a delisting application with the SEC due to the Company’s failure to meet certain continued listing requirements of the Exchange.

The letter acknowledges that the Company has met 5 of the 6 listing criteria cited by the Exchange in its letter dated November 1, 2007, including the requirement to maintain $6,000,000 in shareholders’ equity, but states that in the opinion of the Exchange the Company continues to be “financially impaired,” a violation of Section 1003(a)(iv) of the Company Guide.

The letter also cited violations of certain other listing criteria, including Company Guide Sections 704, 1003(d) and 132(e), which refer to the failure to hold an annual meeting in 2008 and provide certain information, Section 1003(f)(v), which is the failure to effect a reverse split of the Company’s stock and Section 1002(b), which is the Exchange’s opinion that the Company’s reduced market cap makes “further dealings on the Exchange inadvisable.”

The Company believes that it has met the objective financial criteria of the Exchange and that the cited financial violations are subjective and fail to adequately consider the Company’s significant recent improvements in revenues and shareholders’ equity.  Nevertheless, the Company has decided that it will not appeal the decision and intends to trade on the OTC Bulletin Board market for several reasons:

(a) The Company has annually incurred a six-figure expense from Exchange listing fees, additional listing application fees, legal, accounting and transaction structuring expenses which it will not have to incur on the OTCBB;

(b) Management believes that the Company’s stock price will be determined by investors based primarily on financial performance without regard to its listing on any exchange and that the Company’s uncertain listing status has itself contributed to the Company’s low stock price;

(c) Management believes that given the Company’s expected growth over the next year, the drastic reverse split demanded by the Exchange is not in the best interest of the Company’s shareholders.

The Company will trade on the Exchange until March 12, 2009, following which trading is expected to resume on the OTCBB subject to the completion of the necessary administrative procedures.

Bruce Korman, CEO of Cash Technologies, stated, “The delisting notice prompted a decision that we had been considering for many months based on the relative benefits and costs of being listed on NYSE Alternext US, formerly the Amex.  We’ve determined that as a Bulletin Board company our resources can be better utilized, growing our operations and completing pending transactions that are expected to produce significant profitability.  When it is appropriate, we will consider applying for listing on the NASDAQ Capital Market.  In the meantime we are confident that our investors’ interests will be well served on the OTC Bulletin Board.”

Matters discussed in this release include forward-looking statements within the meaning of the "Safe Harbor" provisions of the PSLRA that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include revenues not reaching expected levels, unexpected competition within the automotive products industry, anticipated improvements in operating costs and net operating margins not being realized,  failure to complete expected financing, risks related to management and labor, activity levels in the securities markets and other risk factors disclosed in Cash Tech's reports to the Securities and Exchange Commission, including its Forms 10-QSB and Forms 10-KSB on file with the SEC.